Exhibit 5.1

Our ref            JLH/815438-000001/29955087v3

CASI Pharmaceuticals, Inc.

1701-1702, China Central Office Tower 1

No. 81 Jianguo Road Chaoyang District

Beijing, 100025

People’s Republic of China

16 August 2024

Dear Sirs

CASI Pharmaceuticals, Inc.

We have acted as Cayman Islands legal advisers to CASI Pharmaceuticals, Inc. (the "Company") in connection with the Company’s registration statement on Form F-3, including all amendments or supplements thereto (the "Registration Statement"), filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended to date relating to the resale by certain selling shareholders named in the Registration Statement (the “Selling Shareholders”) of up to an aggregate of 3,000,000 shares of par value US$0.0001 each (the "Shares"), comprising (i) 1,020,000 Shares which have been issued to the Selling Shareholders pursuant to the Purchase Agreements (as defined below) (the "Purchased Shares") and (ii) 1,980,000 Shares issuable to the Selling Shareholders under the Warrants (as defined below) (the "Warrant Shares").

We are furnishing this opinion as Exhibits 5.1 and 23.2 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1	The Certificate of Incorporation dated 10 January 2023 and the Certificate of Incorporation on Change of Name dated 21 March 2023.

1.2	The Amended and Restated Memorandum and Articles of Association of the Company as adopted by a special resolution of the Company dated 20 March 2023 and effective on 21 March 2023 (the "Memorandum and Articles").

1.3	The written resolutions of the board of directors of the Company dated 26 June 2024 (the "Board Resolutions").

1.4	A certificate from a director of the Company, a copy of which is attached hereto (the "Director's Certificate").

1.5	A certificate of good standing dated 2 May 2024, issued by the Registrar of Companies in the Cayman Islands (the "Certificate of Good Standing").

1.6	The Registration Statement.

1.7	The register of members of the Company as provided by the Company on 8 August 2024.

1.8	A subscription agreement dated 26 June 2024 entered into between the Company and PANACEA VENTURE HEALTHCARE FUND II, L.P.

1.9	A subscription agreement dated 26 June 2024 entered into between the Company, Dr. Wei-Wu He and HE Family GRAT.

1.10	A subscription and purchase agreement dated 26 June 2024 entered into between the Company, Venrock Healthcare Capital Partners EG, L.P., Venrock Healthcare Capital Partners III, L.P. and VHCP Co-Investment Holdings III, LLC.

1.11	A subscription and purchase agreement dated 26 June 2024 entered into between the Company and Foresite Capital Fund VI LP.

1.12	A warrant issued to Venrock Healthcare Capital Partners EG, L.P. by the Company dated 15 July 2024.

1.13	A warrant issued to Venrock Healthcare Capital Partners III, L.P. by the Company dated 15 July 2024.

1.14	A warrant issued to VHCP Co-Investment Holdings III, LLC by the Company dated 15 July 2024.

1.15	A warrant issued to Foresite Capital Fund VI LP by the Company dated 15 July 2024.

Documents 1.8 to 1.15 are collectively referred to as the "PIPE Transaction Documents". Documents 1.8 to 1.11 are collectively referred to as the "Purchase Agreements". Documents 1.12 to 1.15 are collectively referred to as the “Warrants”.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy, as of the date of this opinion letter, of the Director's Certificate, the Register of Members, and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3	There is nothing contained in the minute book or corporate records of the Company (which, other than the records set out in paragraph 1 of this opinion letter, we have not inspected) which would or might affect the opinions set out below.

2.4	There is nothing under any law (other than the law of the Cayman Islands), which would or might affect the opinions set out below.

2.5	The Company have received money or money's worth in consideration for the issue of the Purchased Shares pursuant to the Purchase Agreements and the Company will receive money or money's worth in consideration for the issue of the Warrant Shares pursuant to the Warrants. None of the Shares will be issued for less than their par value.

2.6	The Company will have sufficient authorised but unissued shares in its authorised share capital to effect the issue of the Warrant Shares at the time of issuance.

2.7	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Shares.

3	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company is US$50,000 divided into 500,000,000 shares of a par value of US$0.0001 each.

3.3	The issue and allotment of the Shares to be offered and sold by the Selling Shareholders have been duly authorised. The Purchased Shares have been legally issued and allotted, and are fully paid and non-assessable, and the Warrant Shares, when allotted, issued and paid for pursuant to and in accordance with the terms of the Warrants, will be legally issued and allotted, and will be fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing with the Registrar of Companies under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.2	In this opinion the phrase "non-assessable" means, with respect to shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder and in absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

4.3	The obligations of the Company may be subject to restrictions pursuant to:

(a)	United Nations and United Kingdom sanctions extended to the Cayman Islands by Orders in Council; and

(b)	sanctions imposed by Cayman Islands authorities under Cayman Islands legislation.

4.4	We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the PIPE Transaction Documents.

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings "Enforceability of Civil Liabilities" and "Legal Matters" and elsewhere in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

Maples and Calder (Hong Kong) LLP

/s/ Maples and Calder (Hong Kong) LLP

Director's Certificate

August 12, 2024

To:	Maples and Calder (Hong Kong) LLP
26th Floor, Central Plaza
18 Harbour Road
Wanchai, Hong Kong

Dear Sirs

CASI Pharmaceuticals, Inc. (the "Company")

I, the undersigned, being a director of the Company, am aware that you are being asked to provide a legal opinion (the "Opinion") in relation to certain aspects of Cayman Islands law. Capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:

1	The Memorandum and Articles remain in full force and effect and are unamended.

2	The Board Resolutions were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.

3	The authorised share capital of the Company is US$50,000 divided into 500,000,000 shares of a par value of US$0.0001 each.

4	The shareholders of the Company have not restricted or limited the powers of the directors of the Company in any way and there is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from issuing and allotting the Shares or otherwise performing its obligations under the PIPE Transaction Documents.

5	The directors of the Company at the date of the Board Resolutions and as at the date of this certificate were and are as follows:

Zhenbo Su

Thomas Folinsbee

Wei-Wu He

Y. Alexander Wu

Xuebo Zeng

6	Each director of the Company considers the transactions contemplated by the Registration Statement and the PIPE Transaction Documents to be of commercial benefit to the Company and has acted bona fide in the best interests of the Company, and for a proper purpose of the Company in relation to the transactions which are the subject of the Opinion.

7	The Company is not subject to the requirements of Part XVIIA of the Companies Act (As Revised).

8	To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction, except for the arbitration proceeding initiated with the Hong Kong International Arbitration Centre and the related PRC court enforcement proceedings in connection with the dispute between the Company and Juventas Cell Therapy Ltd. (the "Arbitration Proceeding"), and neither the directors nor shareholders of the Company have taken any steps to have the Company struck off or placed in liquidation. Further, no steps have been taken to wind up the Company or to appoint restructuring officers or interim restructuring officers, and no receiver has been appointed in relation to any of the Company's property or assets. The Arbitration Proceeding will not result in the Company being unable to perform its obligations under the PIPE Transaction Documents or to register the transfer of the Shares being offered and sold by the Selling Shareholders as contemplated by the Registration Statement.

9	The Company is not a central bank, monetary authority or other sovereign entity of any state and is not a subsidiary, direct or indirect, of any sovereign entity or state.

I confirm that you may continue to rely on this Certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you personally to the contrary.

[signature page follows]

Signature:	/s/ Wei-Wu He
Name: Wei-Wu He
Title: Director